Exhibit 99.1

Camping World Holdings, Inc. Reports Fourth Quarter 2025 Results

◾	Fourth Quarter New and Used Vehicle Unit Same Store Sales Volume Increased 4%, Market Share at 13%
◾	Full Year Net Loss of $105.6 million, Driven largely by Adjustments to Deferred Tax Assets and the Tax Receivable Agreement Liability
◾	Full Year Adjusted EBITDA of $242.9 Million, Representing Year-Over-Year Growth of Over 35%
◾	Continue to Prioritize Deleveraging, Additional $50 Million of Long-Term Debt Repaid in 2026 to Date
◾	Company Issues Streamlined 2026 Guidance

LINCOLNSHIRE, IL – February 24, 2026 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (“CWH” or, collectively with its subsidiaries, the “Company” or “Camping World”), America’s Largest Recreational Vehicle Dealer, today reported results for the fourth quarter and full year ended December 31, 2025.

Matthew Wagner, Chief Executive Officer and President of CWH stated, “2025 was a pivotal year for our organization. We returned the business to growth, delivering Adjusted EBITDA growth in excess of 35%. We again grew our combined new and used market share to a record level, ending the year at over 13%. We completed an extensive dealership portfolio optimization process, resulting in a more efficient base comprised of nearly 200 locations. Lastly, we executed on our succession plans, and I could not be more honored and excited to build upon our market leading position.”

Mr. Wagner continued, “We are focused on three well defined goals in 2026; new and used unit growth, accelerating Good Sam’s growth, and SG&A cost efficiency. We are using this critical juncture to strengthen our foundation by proactively accelerating our new and used inventory turns, reinvesting in the customer experience across the enterprise, and reprioritizing cash flows to fortify our balance sheet.”

Balance Sheet and Cash Flow

At the end of the fourth quarter of 2025, cash and cash equivalents totaled $215 million. Total outstanding long-term debt was $1.472 billion. The Company's net debt leverage ratio(1) improved to 5.7x at the end of 2025 compared to 8.1x at the end of 2024. Tom Kirn, Chief Financial Officer of CWH commented, “I’m pleased with the progress we’ve made in 2025 by reducing our net debt leverage by over two turns. To date in 2026, we’ve continued that momentum, paying down an incremental $50 million of long-term debt.”

Dividend Update

CWH historically paid a quarterly cash dividend to holders of Class A common stock. In February 2026, following consideration of forecasted tax distributions, the reduced availability of excess tax distributions to fund dividend payments driven partly by the impact of recent tax law changes, and in consideration of the Company’s focus on reducing net debt leverage, the Company’s Board of Directors determined to pause the regular cash dividend program. The Company’s Board of Directors will monitor changes in the above factors and plans to re-evaluate the future of the dividend program at a later date.

Full Year 2026 Outlook(2)

Mr. Wagner stated, “Early season RV show momentum underscores our confidence in our ability to outpace broader RV unit industry trends and meaningfully grow our Adjusted EBITDA in 2026. To best position our organization for sustained, multi-year growth, we have implemented strict, corrective inventory management objectives to structurally improve our turnover rates. These actions are expected to result in gross margin headwinds in the first half of 2026, before providing tailwinds in the second half of the year and beyond.”

For 2026, Camping World expects Adjusted EBITDA in the range of $275 million to $325 million. The Company’s outlook takes into account prevailing trends in the RV industry, including consumer interest rate trends, consumer confidence and labor market trends, competitive dynamics, and other key macroeconomic factors that may influence overall demand.

(1)	Net debt leverage ratio is equal to Net Debt(2) divided by Adjusted EBITDA(2) for the trailing twelve months.
(2)	Adjusted EBITDA and Net Debt are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release. A reconciliation for the Company’s Adjusted

EBITDA outlook to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to certain items. However, in 2026 the Company expects equity-based compensation of approximately $23-26 million, depreciation and amortization of approximately $85-95 million, and other interest expense of approximately $110-120 million, each of which is a reconciling item to Net Income.

Fourth Quarter-over-Quarter Operating Highlights

●	Revenue was $1.2 billion for the fourth quarter, a decrease of $30.9 million, or 2.6%.
●	New vehicle revenue was $457.8 million for the fourth quarter, a decrease of $39.7 million, or 8.0%, and new vehicle unit sales were 10,750 units, a decrease of 825 units, or 7.1%. Used vehicle revenue was $386.5 million for the fourth quarter, an increase of $38.4 million, or 11.0%, and used vehicle unit sales were 12,035 units, an increase of 1,462 units, or 13.8%. Combined new and used vehicle unit sales were 22,785, an increase of 637 units, or 2.9%.
●	Average selling price of new vehicles sold decreased 0.9% and average selling price of used vehicles sold decreased 2.5%.
●	Same store new vehicle unit sales decreased 5.3% for the fourth quarter and same store used vehicle unit sales increased 14.7%. Combined same store new and used vehicle unit sales increased 4.3%.
●	New vehicle gross margin was 12.3%, a decrease of 291 basis points, driven primarily by the 2.5% increase in the average cost per new vehicle sold and the 0.9% decrease in the average selling price per new vehicle sold. Used vehicle gross margin was 16.0%, a decrease of 277 basis points, primarily due to the 2.5% lower average selling price and the 0.9% increase in the average cost per used vehicle sold, driven in part by accelerated sales of aged used vehicles in December.
●	Products, service and other revenue was $160.5 million, a decrease of $21.0 million, or 11.6%, due in part to increased mix of labor towards used reconditioning as used vehicle sales volumes increased, as well as a reduction in appointments for customer pay work. Products, service and other gross margin was 46.4%, an increase of 312 basis points, driven by higher labor billing rates and improved accessory inventory management.
●	Gross profit was $338.2 million, a decrease of $38.7 million, or 10.3%, and total gross margin was 28.8%, a decrease of 247 basis points. The gross profit decrease was mainly driven by the $19.3 million lower new vehicle gross profit, $7.6 million of decreased finance and insurance, net (“F&I”) gross profit, $4.1 million of decreased products, service and other gross profit, and $3.5 million of decreased used vehicles gross profit.
●	Selling, general and administrative expenses (“SG&A”) were $367.3 million, a decrease of $0.5 million, or 0.1%. This decrease was primarily driven by a $13.1 million decrease in cash compensation expenses, other than commissions; a $4.3 million decrease in advertising expenses; and a $3.7 million decrease in commissions costs, partially offset by a $15.4 million increase in stock-based compensation (“SBC”) expense and a $3.7 million increase in legal fees and reserves. The increase in SBC expense was primarily from $14.9 million of SBC expense relating to the December 2025 amendment to the employment agreement of our former Chairman and Chief Executive Officer, Marcus Lemonis, which included $6.7 million of SBC expense for accelerated vesting on restricted stock units granted in January 2025. SG&A Excluding SBC(3) was $346.6 million, a decrease of $15.9 million, or 4.4%.
●	Floor plan interest expense was $19.4 million, an increase of $2.4 million, or 13.8%, primarily as a result of increased average floor plan balance, partially offset by lower average interest rates. Other interest expense, net was $29.5 million, a decrease of $2.8 million, or 8.8%, as a result of lower interest rates and, to a lesser extent, lower principal balances.
●	Net loss was $(109.1) million for the fourth quarter of 2025, an increased loss of $49.6 million, or 83.3%. Adjusted EBITDA was $(26.2) million, an increased loss of $23.7 million.

●	Diluted loss per share of Class A common stock was $(1.07), an increased loss of $0.51, or 91.1%. Adjusted loss per share – diluted(3) of Class A common stock was $(0.73), an increased loss of $0.26, or 55.3%.
●	The total number of our store locations was 196 as of December 31, 2025, a net decrease of 10 store locations from December 31, 2024, or 4.9%, which included the consolidation of 17 store locations to improve the overall cost efficiency of the remaining store locations.

Full Year-over-Year Operating Highlights

●	Revenue was $6.4 billion, an increase of $269.2 million, or 4.4%.
●	New vehicle revenue was $2.8 billion, a decrease of $64.5 million, or 2.3%, and new vehicle unit sales were 74,458 units, an increase of 3,974 units, or 5.6%. Used vehicle revenue was $2.0 billion, an increase of $356.4 million, or 22.1%, and used vehicle unit sales were 63,574 units, an increase of 12,542 units, or 24.6%. Combined new and used vehicle unit sales were 138,032, an increase of 16,516 units, or 13.6%.
●	Average selling price of new vehicles sold decreased 7.5% and average selling price of used vehicles sold decreased 2.0%.
●	Same store new vehicle unit sales increased 6.9% and same store used vehicle unit sales increased 24.3%. Combined same store new and used vehicle unit sales increased 14.3%.
●	New vehicle gross margin was 13.2%, a decrease of 120 basis points, driven primarily by the 7.5% decrease in the average selling price per new vehicle sold, partially offset by a 6.2% reduction in the average cost per new vehicle sold. Used vehicle gross margin was 18.5%, an increase of 14 basis points, primarily due to a 2.2% decrease in the average cost per unit sold, partially offset by the 2.0% lower average selling price.
●	Products, service and other revenue was $757.0 million, a decrease of $63.1 million, or 7.7%, primarily due to increased mix of labor towards used reconditioning and away from customer pay and warranty work as used vehicle sales volumes increased, and the divestiture of our RV furniture business in May 2024, which contributed $9.3 million of revenue outside of the RV furniture sold through our store locations. Products, service and other gross margin was 46.9%, an increase of 348 basis points, driven by higher labor billing rates, improved gross margins on our aftermarket parts assortment, and the divestiture of the RV furniture business, which had a negative gross margin for 2024.
●	Gross profit was $1.9 billion, an increase of $51.7 million, or 2.8%, and total gross margin was 29.5%, a slight decrease of 45 basis points. The gross profit increase was mainly driven by an additional $68.3 million of used vehicle gross profit resulting from the increase in used vehicle unit sales discussed above and an increase of $39.8 million in F&I gross profit from the 13.6% increase in combined new and used vehicle unit sales and new F&I product offerings, partially offset by a $42.6 million decrease in new vehicle gross profit driven primarily by the 120 basis point decrease in new vehicle gross margin discussed above. The gross margin decrease primarily resulted from the lower average selling price per new vehicle sold that was mostly offset by higher finance and insurance, net revenue that contributes 100.0% gross margin.
●	SG&A was $1.6 billion, an increase of $30.1 million, or 1.9%. This increase was primarily driven by a $22.6 million increase in SBC expense; a $12.5 million increase in outside service provider fees related primarily to software expenses and related maintenance expense and an $11.4 million increase in commissions costs, partially offset by a $16.7 million decrease in employee cash compensation costs other than commissions. The increase in SBC expense was primarily from $14.9 million of SBC expense relating to the December 2025 amendment to the employment agreement of our former Chairman and Chief Executive Officer, Marcus Lemonis, which included $6.7 million of SBC expense for accelerated vesting on restricted stock units granted in January 2025, and $13.1 million of other SBC expense for unmodified restricted stock units and performance stock units granted to Mr. Lemonis in January 2025. SG&A Excluding SBC(3) was $1.6 billion, an increase of $7.5 million, or 0.5%.
●	Floor plan interest expense was $76.8 million, a decrease of $18.3 million, or 19.3%, primarily as a result of lower average interest rates. Other interest expense, net was $121.8 million, a decrease of $18.6 million, or 13.2%, as a result of lower interest rates and, to a lesser extent, lower principal balances.
●	The Company evaluated both positive and negative evidence and concluded that a full valuation allowance was necessary for the deferred tax assets of the public holding company, CWH, due to its cumulative historical operating results for income tax purposes over the past several years in each of the tax jurisdictions in which it operates. This valuation allowance resulted in a charge to income tax expense of $182.8 million. Additionally, an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of tax benefits underlying the estimate of future payments under the Tax Receivable Agreement was recorded for $149.0 million with an additional $37.3 million recorded to income tax expense for the associated revaluation of the deferred tax assets relating to the change in the balance of Tax Receivable Agreement liability.
●	Net loss was $(105.6) million, an increased loss of $26.8 million, or 33.9%. Adjusted EBITDA was $242.9 million, an increase of $64.1 million, or 35.8%.
●	Diluted loss per share of Class A common stock was $(1.43), an increased loss of $0.63, or 78.8%. Adjusted earnings per share – diluted(3) of Class A common stock was $0.19, an increase of $0.59.

(3)	Adjusted (loss) earnings per share – diluted and SG&A Excluding SBC are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth quarter and fiscal year 2025 financial results is scheduled for February 25, 2026, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-844-826-3035 (international callers please dial 1-412-317-5195) and using conference ID# 10206607. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. Presentation materials are available at http://investor.campingworld.com. The replay of the conference call webcast and presentation materials will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company is the sole managing member of CWGS, LLC, with sole voting power in and control of the management of CWGS, LLC. As of December 31, 2025, the Company owned 61.4% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results for the fourth quarter and full year ended December 31, 2025 to our financial results from the fourth quarter and full year ended December 31, 2024, respectively.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is America’s largest retailer of RVs and related products and services. Through Camping World and Good Sam brands, our vision is to build a business that makes RVing and other outdoor adventures fun and easy. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enable us to connect with our customers as stewards of an outdoor and recreational lifestyle. With RV sales and service locations in 44 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic and industry trends, future reductions in SG&A, future average selling prices, business plans and goals, future growth of our operations, future deleveraging activities, inventory management objectives, investments in customer experience, future debt repayment, our dividend program and future financial results. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation, interest rates and tariffs; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the success of our manufacturers; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; our ability to execute and achieve the expected benefits of our cost cutting initiatives; our reliance on our fulfillment and distribution centers; impacts from natural disasters, including pandemics and health crises; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; our private brand offerings exposing us to various risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our Annual Report on Form 10-K for the year ended December 31, 2025 following the date hereof, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

We intend to use our official Facebook, X and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
Good Sam Services and Plans	$46,822	$45,505	$199,751	$194,575
RV and Outdoor Retail
New vehicles	457,832	497,533	2,761,149	2,825,640
Used vehicles	386,510	348,148	1,970,224	1,613,849
Products, service and other	160,468	181,431	756,984	820,111
Finance and insurance, net	111,382	118,993	639,544	599,718
Good Sam Club	10,545	12,854	41,497	46,081
Subtotal	1,126,737	1,158,959	6,169,398	5,905,399
Total revenue	1,173,559	1,204,464	6,369,149	6,099,974
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	21,761	18,651	84,201	70,726
RV and Outdoor Retail
New vehicles	401,594	421,965	2,396,241	2,418,169
Used vehicles	324,815	282,951	1,605,232	1,317,152
Products, service and other	86,020	102,919	401,598	463,640
Good Sam Club	1,133	1,062	4,725	4,791
Subtotal	813,562	808,897	4,407,796	4,203,752
Total costs applicable to revenue	835,323	827,548	4,491,997	4,274,478

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	25,061	26,854	115,550	123,849
RV and Outdoor Retail
New vehicles	56,238	75,568	364,908	407,471
Used vehicles	61,695	65,197	364,992	296,697
Products, service and other	74,448	78,512	355,386	356,471
Finance and insurance, net	111,382	118,993	639,544	599,718
Good Sam Club	9,412	11,792	36,772	41,290
Subtotal	313,175	350,062	1,761,602	1,701,647
Total gross profit	338,236	376,916	1,877,152	1,825,496

Operating expenses:
Selling, general, and administrative	367,277	367,759	1,603,222	1,573,117
Depreciation and amortization	23,718	21,285	95,335	81,190
Long-lived asset impairment	—	2,706	1,237	15,061
(Gain) loss on lease termination and/or remeasurement	(1,965)	288	(1,996)	(2,297)
(Gain) loss on sale or disposal of assets	(746)	330	(850)	9,855
Total operating expenses	388,284	392,368	1,696,948	1,676,926
(Loss) income from operations	(50,048)	(15,452)	180,204	148,570
Other expense
Floor plan interest expense	(19,430)	(17,068)	(76,786)	(95,121)
Other interest expense, net	(29,487)	(32,320)	(121,836)	(140,444)
Tax Receivable Agreement liability adjustment	(216)	—	148,956	—
Other expense, net	(6,459)	(2,925)	(10,379)	(3,262)
Total other expense	(55,592)	(52,313)	(60,045)	(238,827)
(Loss) income before income taxes	(105,640)	(67,765)	120,159	(90,257)
Income tax (expense) benefit	(3,488)	8,221	(225,797)	11,377
Net loss	(109,128)	(59,544)	(105,638)	(78,880)
Less: net loss attributable to non-controlling interests	41,831	27,942	15,839	40,243
Net loss attributable to Camping World Holdings, Inc.	$(67,297)	$(31,602)	$(89,799)	$(38,637)

Loss per share of Class A common stock:
Basic	$(1.07)	$(0.56)	$(1.43)	$(0.80)
Diluted	$(1.07)	$(0.56)	$(1.43)	$(0.80)
Weighted average shares of Class A common stock outstanding:
Basic	63,013	56,586	62,724	48,005
Diluted	63,013	56,586	62,724	48,005

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data (unaudited)

	Three Months Ended December 31,		Increase		Percent
	2025	2024	(decrease)		Change
Unit sales
New vehicles	10,750	11,575	(825)		(7.1%)
Used vehicles	12,035	10,573	1,462		13.8%
Total	22,785	22,148	637		2.9%

Average selling price
New vehicles	$42,589	$42,983	$(394)		(0.9%)
Used vehicles	32,115	32,928	(813)		(2.5%)

Same store unit sales(1)
New vehicles	9,897	10,446	(549)		(5.3%)
Used vehicles	11,020	9,609	1,411		14.7%
Total	20,917	20,055	862		4.3%

Same store revenue(1) ($ in 000s)
New vehicles	$418,603	$456,134	$(37,531)		(8.2%)
Used vehicles	352,445	320,708	31,737		9.9%
Products, service and other	131,607	145,829	(14,222)		(9.8%)
Finance and insurance, net	102,212	109,457	(7,245)		(6.6%)
Total	$1,004,867	$1,032,128	$(27,261)		(2.6%)

Average gross profit per unit
New vehicles	$5,231	$6,529	$(1,298)		(19.9%)
Used vehicles	5,126	6,166	(1,040)		(16.9%)
Finance and insurance, net per vehicle unit	4,888	5,373	(485)		(9.0%)
Total vehicle front-end yield(2)	10,064	11,728	(1,664)		(14.2%)

Gross margin
Good Sam Services and Plans	53.5%	59.0%	(548)	bps
New vehicles	12.3%	15.2%	(291)	bps
Used vehicles	16.0%	18.7%	(277)	bps
Products, service and other	46.4%	43.3%	312	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	89.3%	91.7%	(247)	bps
Subtotal RV and Outdoor Retail	27.8%	30.2%	(241)	bps
Total gross margin	28.8%	31.3%	(247)	bps

Retail locations
RV dealerships	195	204	(9)		(4.4%)
RV service & retail centers	1	2	(1)		(50.0%)
Total	196	206	(10)		(4.9%)

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,421,435	$1,241,533	$179,902		14.5%
Used vehicles	530,861	413,546	117,315		28.4%
Products, parts, accessories and misc.	159,255	166,495	(7,240)		(4.3%)
Total RV and Outdoor Retail inventories	$2,111,551	$1,821,574	$289,977		15.9%

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$7,289	$6,086	$1,203		19.8%
Used vehicle inventory per dealer location	2,722	2,027	695		34.3%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.7	1.8	(0.1)		(3.5%)
Used vehicle inventory turnover	3.1	3.3	(0.2)		(7.3%)

Other data
Active Customers(4)	4,207,712	4,487,313	(279,601)		(6.2%)
Good Sam Club members (5)	1,619,078	1,753,798	(134,720)		(7.7%)
Service bays (6)	2,794	2,812	(18)		(0.6%)
Finance and insurance gross profit as a % of total vehicle revenue	13.2%	14.1%	(88)	bps	n/a
Same store locations	175	n/a	n/a		n/a

	Year Ended December 31,		Increase		Percent
	2025	2024	(decrease)		Change
Unit sales
New vehicles	74,458	70,484	3,974		5.6%
Used vehicles	63,574	51,032	12,542		24.6%
Total	138,032	121,516	16,516		13.6%

Average selling price
New vehicles	$37,083	$40,089	$(3,006)		(7.5%)
Used vehicles	30,991	31,624	(633)		(2.0%)

Same store unit sales(1)
New vehicles	67,984	63,584	4,400		6.9%
Used vehicles	58,254	46,858	11,396		24.3%
Total	126,238	110,442	15,796		14.3%

Same store revenue(1) ($ in 000s)
New vehicles	$2,518,571	$2,570,225	$(51,654)		(2.0%)
Used vehicles	1,798,591	1,490,114	308,477		20.7%
Products, service and other	609,435	652,874	(43,439)		(6.7%)
Finance and insurance, net	590,295	549,811	40,484		7.4%
Total	$5,516,892	$5,263,024	$253,868		4.8%

Average gross profit per unit
New vehicles	$4,901	$5,781	$(880)		(15.2%)
Used vehicles	5,741	5,814	(73)		(1.3%)
Finance and insurance, net per vehicle unit	4,633	4,935	(302)		(6.1%)
Total vehicle front-end yield(2)	9,921	10,730	(809)		(7.5%)

Gross margin
Good Sam Services and Plans	57.8%	63.7%	(580)	bps
New vehicles	13.2%	14.4%	(120)	bps
Used vehicles	18.5%	18.4%	14	bps
Products, service and other	46.9%	43.5%	348	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	88.6%	89.6%	(99)	bps
Subtotal RV and Outdoor Retail	28.6%	28.8%	(26)	bps
Total gross margin	29.5%	29.9%	(45)	bps

Other data
Finance and insurance gross profit as a % of total vehicle revenue	13.5%	13.5%	1	bps	n/a
Same store locations	175	n/a	n/a		n/a

unch – unchanged

bps – basis points

n/a – not applicable

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	Excludes Good Sam Club members under the free basic plan, which was introduced in November 2023 and provides for limited participation in the loyalty point program without access to the remaining member benefits.
(6)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$215,043	$208,422
Contracts in transit	53,327	61,222
Accounts receivable, net	170,498	120,412
Inventories	2,111,900	1,821,837
Prepaid expenses and other assets	67,338	58,045
Assets held for sale	175	1,350
Total current assets	2,618,281	2,271,288

Property and equipment, net	832,062	846,760
Operating lease assets	790,974	739,352
Deferred tax assets, net	1,426	215,140
Intangible assets, net	15,824	19,469
Goodwill	749,321	734,023
Other assets	36,446	37,245
Total assets	$5,044,334	$4,863,277
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$147,707	$145,346
Accrued liabilities	128,399	118,557
Deferred revenues	90,456	92,124
Current portion of operating lease liabilities	65,365	61,993
Current portion of finance lease liabilities	8,820	7,044
Current portion of Tax Receivable Agreement liability	1,416	—
Current portion of long-term debt	57,939	23,275
Notes payable – floor plan, net	1,603,645	1,161,713
Other current liabilities	79,391	70,900
Total current liabilities	2,183,138	1,680,952

Operating lease liabilities, net of current portion	804,167	764,113
Finance lease liabilities, net of current portion	125,384	131,004
Tax Receivable Agreement liability, net of current portion	—	150,372
Long-term debt, net of current portion	1,413,618	1,493,318
Deferred revenues	56,773	63,642
Other long-term liabilities	89,455	94,927
Total liabilities	4,672,535	4,378,328
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 63,437 and 62,502 shares issued and outstanding, respectively	634	625
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 shares issued and outstanding	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—
Additional paid-in capital	216,944	193,692
Retained earnings	11,008	132,241
Total stockholders' equity attributable to Camping World Holdings, Inc.	228,590	326,562
Non-controlling interests	143,209	158,387
Total stockholders' equity	371,799	484,949
Total liabilities and stockholders' equity	$5,044,334	$4,863,277

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Year Ended December 31,
	2025	2024

Net cash (used in) provided by operating activities	$(131,985)	$245,159

Investing activities
Purchases of property and equipment	(129,442)	(90,837)
Proceeds from sale or disposal of property and equipment	7,152	4,025
Purchases of real property	(122,842)	(9,602)
Proceeds from the sale or disposal of real property	130,624	58,153
Purchases of businesses, net of cash acquired	(81,203)	(72,323)
Proceeds from divestiture of business	11,027	19,957
Purchases of other investments	(16,918)	—
Proceeds from other investments	440	—
Purchases of intangible assets	—	(143)
Proceeds from sale of intangible assets	—	2,595
Net cash used in investing activities	(201,162)	(88,175)

Financing activities
Proceeds from long-term debt	—	55,624
Payments on long-term debt	(49,920)	(80,939)
Net proceeds (payments) on notes payable – floor plan, net	444,761	(217,857)
Borrowings on revolving line of credit	—	43,000
Payments on revolving line of credit	—	(63,885)
Payments on finance leases	(8,353)	(7,485)
Payments on sale-leaseback arrangement	(202)	(198)
Payment of debt issuance costs	(56)	(1,123)
Payments on contingent consideration	(100)	—
Proceeds from issuance of Class A common stock sold in a public offering, net of underwriter discounts and commissions	—	333,356
Payments of stock offering costs	(572)	(408)
Dividends on Class A common stock	(31,434)	(24,749)
Proceeds from exercise of stock options	—	549
RSU shares withheld for tax	(6,036)	(5,412)
Stock award shares withheld for tax	(855)	—
Distributions to holders of LLC common units	(7,465)	(18,682)
Net cash provided by financing activities	339,768	11,791

Increase in cash and cash equivalents	6,621	168,775
Cash and cash equivalents at beginning of the period	208,422	39,647
Cash and cash equivalents at end of the period	$215,043	$208,422

Loss Per Share

Basic loss per share of Class A common stock is computed by dividing net loss attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted loss per share of Class A common stock is computed by dividing net loss attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted loss per share of Class A common stock (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2025	2024	2025	2024
Numerator:
Net loss	$(109,128)	$(59,544)	$(105,638)	$(78,880)
Less: net loss attributable to non-controlling interests	41,831	27,942	15,839	40,243
Net loss attributable to Camping World Holdings, Inc. — basic	$(67,297)	$(31,602)	$(89,799)	$(38,637)
Net loss attributable to Camping World Holdings, Inc. — diluted	$(67,297)	$(31,602)	$(89,799)	$(38,637)
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	63,013	56,586	62,724	48,005
Weighted-average shares of Class A common stock outstanding — diluted	63,013	56,586	62,724	48,005

Loss per share of Class A common stock — basic	$(1.07)	$(0.56)	$(1.43)	$(0.80)
Loss per share of Class A common stock — diluted	$(1.07)	$(0.56)	$(1.43)	$(0.80)

Weighted-average anti-dilutive securities excluded from the computation of diluted loss per share of Class A common stock:
Stock options to purchase Class A common stock	140	156	147	175
Liability-classified awards	148	—	37	—
Restricted stock units	2,085	1,824	2,338	1,979
Common units of CWGS, LLC that are convertible into Class A common stock	39,895	39,895	39,895	40,007

Weighted-average contingently issuable shares excluded from the computation of diluted loss per share of Class A common stock since all necessary conditions had not been satisfied:
Performance stock units	750	—	750	—

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA; Adjusted EBITDA; Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic; Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted; Adjusted (Loss) Earnings Per Share – Basic; Adjusted (Loss) Earnings Per Share – Diluted; SG&A Excluding SBC; and Net Debt (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. Certain of these Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA and Net Debt, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Our earnings call on February 25, 2026 may present guidance that includes Adjusted EBITDA. A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net loss before other interest expense, net (excluding floor plan interest expense), provision for income tax expense (benefit) and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, gains and losses on lease termination and/or remeasurement, gains and losses on sale or disposal of assets, net, SBC, modification expense relating to Marcus A. Lemonis’ second amended and restated employment agreement, Tax Receivable Agreement liability adjustment, losses and gains and/or impairment on investments in equity securities, and other unusual or one-time items. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
EBITDA and Adjusted EBITDA:
Net loss	$(109,128)	$(59,544)	$(105,638)	$(78,880)
Other interest expense, net	29,487	32,320	121,836	140,444
Depreciation and amortization	23,718	21,285	95,335	81,190
Income tax expense (benefit)	3,488	(8,221)	225,797	(11,377)
Subtotal EBITDA	(52,435)	(14,160)	337,330	131,377
Long-lived asset impairment (a)	—	2,706	1,237	15,061
(Gain) loss on lease termination and/or remeasurement (b)	(1,965)	288	(1,996)	(2,297)
(Gain) loss on sale or disposal of assets, net (c)	(746)	330	(850)	9,855
SBC (d)	20,814	5,418	44,278	21,585
Employment agreement modification expense (e)	1,500	—	1,500	—
Tax Receivable Agreement liability adjustment (f)	216	—	(148,956)	—
Loss and/or impairment on investments in equity securities (g)	6,459	2,925	10,379	3,262
Adjusted EBITDA	$(26,157)	$(2,493)	$242,922	$178,843

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the gains and losses on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.

(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(e)	Represents the 2026 salary under the second amended and restated employment agreement (“Lemonis Second Employment Agreement”) for Marcus A. Lemonis, our former Chairman and Chief Executive Officer. We deemed the 2026 service conditions under the Lemonis Second Employment Agreement to be nonsubstantive for accounting purposes, so we accrued Mr. Lemonis’ 2026 salary of $1.5 million as of December 31, 2025, which was the date that Mr. Lemonis retired from the position of Chairman and Chief Executive Officer. Mr. Lemonis’ SBC and other compensation that may be settled in shares is included in the SBC amount above.
(f)

Represents an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of future cash tax benefits underlying the estimate of future payments under the Tax Receivable Agreement.

(g)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments.

Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. and Adjusted (Loss) Earnings Per Share

We define “Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic” as net loss attributable to Camping World Holdings, Inc. adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, gains and losses on lease termination and/or remeasurement, gains and losses on sale or disposal of assets, net, SBC, modification expense relating to Marcus A. Lemonis’ second amended and restated employment agreement, Tax Receivable Agreement liability adjustment, loss and/or impairment on investments in equity securities, other unusual or one-time items, the income tax (expense) benefit effect of these adjustments, income tax expense impact from the significant change in valuation allowance against deferred tax assets, and the effect of net loss attributable to non-controlling interests from these adjustments.

We define “Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net loss attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted (Loss) Earnings Per Share – Basic” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted (Loss) Earnings Per Share – Diluted” as Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net (Loss) Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted (Loss) Earnings Per Share – Basic, and Adjusted (Loss) Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2025	2024	2025	2024
Numerator:
Net loss attributable to Camping World Holdings, Inc.	$(67,297)	$(31,602)	$(89,799)	$(38,637)
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	—	2,706	1,237	15,061
Income tax expense for above adjustment (b)	—	(397)	—	(2,033)
(Gain) loss on lease termination and/or remeasurement (c):
Gross adjustment	(1,965)	288	(1,996)	(2,297)
Income tax (expense) benefit for above adjustment (b)	—	(42)	—	301
(Gain) loss on sale or disposal of assets (d):
Gross adjustment	(746)	330	(850)	9,855
Income tax expense for above adjustment (b)	—	(49)	(10)	(1,310)
SBC (e):
Gross adjustment	20,814	5,418	44,278	21,585
Income tax expense for above adjustment (b)	(3)	(800)	(21)	(2,963)
Employment agreement modification expense (f):
Gross adjustment	1,500	—	1,500	—
Tax Receivable Agreement liability adjustment (g):
Gross adjustment	216	—	(148,956)	—
Income tax (expense) benefit for above adjustment (b)	(54)	—	37,239	—
Loss and/or impairment on investments in equity securities (h):
Gross adjustment	6,459	2,925	10,379	3,262
Income tax expense for above adjustment (b)	—	(429)	—	(473)
Income tax expense impact from significant change in valuation allowance against deferred tax assets (i)	7,388	—	182,775	—
Adjustment to net loss attributable to non-controlling interests resulting from the above adjustments (j)	(10,103)	(4,818)	(21,177)	(21,635)
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – basic	$(43,791)	$(26,470)	$14,599	$(19,284)
Adjustments related to diluted calculation:
Reallocation of net income (loss) attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (k)	(31,728)	—	5,337	—
Adjusted net (loss) income attributable to Camping World Holdings, Inc. – diluted	$(75,519)	$(26,470)	$19,936	$(19,284)
Denominator:
Weighted-average Class A common shares outstanding – basic	63,013	56,586	62,724	48,005
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (l)	39,895	—	39,895	—
Dilutive liability-classified awards (l)	—	—	19	—
Dilutive restricted stock units (l)	—	—	169	—
Adjusted weighted average Class A common shares outstanding – diluted	102,908	56,586	102,807	48,005

Adjusted (loss) earnings per share - basic	$(0.69)	$(0.47)	$0.23	$(0.40)
Adjusted (loss) earnings per share - diluted	$(0.73)	$(0.47)	$0.19	$(0.40)

Anti-dilutive amounts (m):
Numerator:
Reallocation of net loss attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (k)	$—	$(23,124)	$—	$(18,608)
Income tax on reallocation of net loss attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (n)	$—	$5,736	—	5,323
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (o)	—	39,895	—	40,007
Anti-dilutive options to purchase Class A common stock (o)	—	6	—	9
Anti-dilutive liability-classified awards (o)	74	—	—	—
Anti-dilutive restricted stock units (o)	91	313	—	268

	Three Months Ended December 31,		Year Ended December 31,
(In thousands except per share amounts)	2025	2024	2025	2024
Reconciliation of per share amounts:
Loss per share of Class A common stock — basic	$(1.07)	$(0.56)	$(1.43)	$(0.80)
Non-GAAP Adjustments (p)	0.38	0.09	1.66	0.40
Adjusted (loss) earnings per share - basic	$(0.69)	$(0.47)	$0.23	$(0.40)

Loss per share of Class A common stock — diluted	$(1.07)	$(0.56)	$(1.43)	$(0.80)
Non-GAAP Adjustments (p)	0.38	0.09	1.65	0.40
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (q)	(0.04)	—	(0.03)	—
Adjusted (loss) earnings per share - diluted	$(0.73)	$(0.47)	$0.19	$(0.40)

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. For the three months and year ended December 31, 2025, the income tax impact for many of the adjustments related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2025 and 2024 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the gains and losses on the termination and/or remeasurement of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(f)	Represents the 2026 salary under the Lemonis Second Employment Agreement for Marcus A. Lemonis, our former Chairman and Chief Executive Officer. We deemed the 2026 service conditions under the Lemonis Second Employment Agreement to be nonsubstantive for accounting purposes, so we accrued Mr. Lemonis’ 2026 salary of $1.5 million as of December 31, 2025, which was the date that Mr. Lemonis retired from the position of Chairman and Chief Executive Officer. Mr. Lemonis’ SBC and other compensation that may be settled in shares is included in the SBC amount above.
(g)	Represents an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of future cash tax benefits underlying the estimate of future payments under the Tax Receivable Agreement.
(h)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivable with those investments.
(i)	Represents the income tax expense relating to the valuation allowance for deferred tax assets for CWH, the public holding company.
(j)	Represents the adjustment to net loss attributable to non-controlling interests resulting from the above adjustments that impact the net loss of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 38.8% and 41.4% for the three months ended December 31, 2025 and 2024, respectively, and 38.9% and 45.5% for the year ended December 31, 2025 and 2024, respectively.
(k)	Represents the reallocation of net loss attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(l)	Represents the impact to the denominator for stock options, liability-classified awards, restricted stock units, and/or common units of CWGS, LLC.
(m)	The below amounts have not been considered in our adjusted (loss) earnings per share – diluted amounts as the effect of these items are anti-dilutive. Additionally, 750,000 performance stock units granted in January 2025 were excluded from the calculation of our adjusted (loss) earnings per share – diluted, since they represent contingently issuable shares for which all of the necessary conditions had not been satisfied.
(n)	Represents the (floss) income tax expense effect of the above adjustment for reallocation of net loss attributable to non-controlling interests. For the three months and the year ended December 31, 2025, the income tax impact of this reallocation adjustment related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2025 and 2024 periods.
(o)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(p)	Represents the per share impact of the Non-GAAP adjustments to net loss detailed above (see (a) through (j) above).
(q)	Represents the per share impact of stock options, restricted stock units, and/or common units of CWGS, LLC from the difference in their dilutive impact between the GAAP and Non-GAAP (loss) earnings per share calculations.

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted (loss) earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our loss per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (m) above).

SG&A Excluding SBC

We define “SG&A Excluding SBC” as SG&A before SBC relating to SG&A. We caution investors that amounts presented in accordance with our definition of SG&A Excluding SBC may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate SG&A Excluding SBC in the same manner. We present SG&A Excluding SBC because we believe that investors’ understanding of our performance and drivers of our other Non-GAAP Financial Measures, such as Adjusted EBITDA, is enhanced by including this Non-GAAP Financial Measure. We believe it provides a reasonable basis for comparing our ongoing results of operations.

The following table reconciles SG&A Excluding SBC to the most directly comparable GAAP financial performance measure:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
SG&A Excluding SBC:
SG&A	$367,277	$367,759	$1,603,222	$1,573,117
SBC - SG&A	(20,698)	(5,322)	(43,819)	(21,213)
SG&A Excluding SBC	$346,579	$362,437	$1,559,403	$1,551,904
As a percentage of gross profit	102.5%	96.2%	83.1%	85.0%

Net Debt

We define “Net Debt” as the sum of long-term debt, finance lease liabilities and our revolving line of credit balance outstanding, if any, less cash and cash equivalents. We commonly use Net Debt along with Adjusted EBITDA, as described above, to calculate the “Net Debt Leverage” ratio , which we define as Net Debt divided by Adjusted EBITDA for the trailing twelve months. We caution investors that amounts presented in accordance with our definition of Net Debt may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Net Debt in the same manner. We present Net Debt because we believe that investors’ understanding of our solvency and borrowing capacity is enhanced by including this Non-GAAP Financial Measure.

The following table reconciles Net Debt to the most directly comparable GAAP financial performance measure, which is total debt:

	December 31,	December 31,
($ in thousands)	2025	2024
Net Debt:
Current portion:
Finance lease liabilities	$8,820	$7,044
Long-term debt	57,939	23,275
Total current portion of debt	66,759	30,319
Noncurrent portion:
Finance lease liabilities	125,384	131,004
Long-term debt	1,413,618	1,493,318
Total noncurrent portion of debt	1,539,002	1,624,322
Total debt	1,605,761	1,654,641
Less: cash and cash equivalents	(215,043)	(208,422)
Net Debt	$1,390,718	$1,446,219

Net Debt Leverage(1)	5.7	8.1

(1)	We define Net Debt Leverage as Net Debt divided by Adjusted EBITDA for the trailing twelve months.

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com